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                                                                    EXHIBIT 99.1

                                 AMENDMENT NO. 1
                     TO THE 1993 DIRECTORS STOCK OPTION PLAN
                                       OF
                                THE BUCKLE, INC.


     The 1993 Directors Stock Option Plan (the "Director Plan") of The Buckle, Inc. (the "Company") was amended effective May 28, 1998 as follows:

     An increase in the number of shares of Common Stock authorized for issuance under the plan from 20,000 shares of Common Stock to 50,000 shares of Common Stock; and

     A change in the number of shares covered by the automatic option grants under the Director Plan to 1,000 shares of Common Stock for automatic option grants during the fiscal year beginning January 31, 1999; 1,500 shares for automatic option grants during the fiscal year beginning January 30, 2000; and 2,000 shares for automatic option grants during the fiscal year beginning January 29, 2001, and for all subsequent years under the Director Plan.



                                                    THE BUCKLE, INC.